Exhibit 99.1

Encision Reports FY 2006 Results

     BOULDER, Colo., May 22 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, reported its financial results for its fiscal year ended March 31, 2006 and its fourth fiscal quarter of 2006.

     Revenue for the fiscal year ended March 31, 2006 was $9.127 million representing a 13% increase over revenue of $8.054 million for the prior fiscal year.  The Company recorded a net loss of $(338) thousand or $(.05) per share for the fiscal year 2006 compared to a net loss of $(595) thousand or $(.10) per share for the fiscal year 2005.  The net loss for fiscal year 2005 included, in the first quarter, a one-time expense of approximately $201 thousand (including attorney and arbitrator fees) for resolution of an arbitration dispute with one of Encision’s distributors.

     Revenue for the fourth fiscal quarter ended March 31, 2006 was $2.419 million, a 14% increase over revenue of $2.127 million for the quarter ended March 31, 2005.  The Company recorded a net loss of $(41) thousand or $(.01) per share for the fourth fiscal quarter of 2006 compared to a net loss of $(104) thousand or $(.02) per share for the fourth fiscal quarter of 2005. Gross profit margin for the fourth quarter of fiscal year 2006 was 63% as compared to 60% for the fourth quarter of fiscal year 2005.  Gross profit margin for the fourth fiscal quarter of 2006 was positively impacted by a reduction of warranty expense of $62 thousand from the comparable period of fiscal 2005.  Without the warranty expense reduction, gross profit margin would have approximated 61%.

     “Encision’s fourth fiscal quarter just ended was marked by a return to increased revenue growth.  In fiscal year 2007, we will focus on escalating this growth,” said Jack Serino, President and CEO of Encision.  “Also, during the fourth fiscal quarter, we attained a greater awareness by the public and healthcare providers of the serious complications from stray energy burns during laparoscopy (see “Surgical Device Poses a Rare but Serious Peril,” The New York Times, March 17, 2006).  This awareness has transferred into an increase in requests for information about our instruments from hospitals and surgeons.  We anticipate that these requests will result in additional new accounts.”

     Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.  Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

     CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600,
                           mmchaffie@encision.com

ENCISION INC.
Audited Condensed Balance Sheet
(In thousands)

	March 31, 2006	March 31, 2005

Cash and Cash Equivalents	$902	$1,472
Current Assets	3,325	3,653
Total Assets	3,817	4,107
Current Liabilities	1,085	1,133
Shareholders’ Equity	2,732	2,974
Total Liabilities and Shareholders’ Equity	$3,817	$4,107

ENCISION INC.
Audited Condensed Statement of Operations
(In thousands, except per share amounts)

	For Year Ended March 31,

	2006	2005

Net Revenue	$9,127	$8,054
Cost of Revenue	3,568	3,381
Gross Profit	5,559	4,673
Operating Expenses	5,913	5,272
Operating (Loss)	(354)	(599)
Net (Loss)	$(338)	$(595)
Net (Loss) per Share	$(.05)	$(.10)

ENCISION INC.
Audited Condensed Statement of Operations
(In thousands, except per share amounts)

	For Fourth Quarter Ended March 31,

	2006	2005

Net Revenue	$2,419	$2,127
Cost of Revenue	886	849
Gross Profit	1,533	1,278
Operating Expenses	1,581	1,386
Operating (Loss)	(48)	(108)
Net (Loss)	$(41)	$(104)
Net (Loss) per Share	$(.01)	$(.02)

SOURCE  Encision Inc.

     -0-                                                      05/22/2006
     /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600,
mmchaffie@encision.com/